                                                                     EXHIBIT 2.2

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


     This First Amendment to Agreement and Plan of Merger ("First Amendment") is made as of August 6, 1997 by and among Premier Laser Systems, Inc., a California corporation ("Premier"), Premier Acquisition of Delaware, Inc., a Delaware corporation ("PAI"), EyeSys Technologies, Inc., a Delaware corporation ("EyeSys"), and Frontenac Company (the "Principal Shareholder").


                                   RECITALS
                                   --------

     A. The parties hereto have entered into that certain Agreement and Plan of Merger dated as of April 24, 1997 (the "Merger Agreement"), pursuant to which PAI, a wholly owned subsidiary of Premier, will be merged with and into EyeSys (the "Merger"), with EyeSys surviving as a wholly owned subsidiary of Premier. All capitalized terms that are not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

     B. The parties desire to amend certain provisions of the Merger Agreement as provided below.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1.  Termination Date.  The parties hereby agree that the deadline for the
         ----------------
Closing of the Merger specified in Section 8.2(a)(6) and Section 8.2(b)(4) is hereby extended to September 15, 1997.

     2.  Contingent Consideration.  The parties agree that the Contingent
         ------------------------
Consideration, if any, shall be paid only in shares of Premier Common Stock and that no Class AA Options or Class BB Options shall be issued in the Merger. The parties agree that for purposes of calculation of any Contingent Consideration, notwithstanding any provisions of the Merger Agreement to the contrary, the Future License Fees shall include only those fees actually received by April 24, 1998.

     3.  Modifications of Escrow Arrangements.
         ------------------------------------

         a. The term of the escrow referred to in Section 2.3(a) of the Merger Agreement (the "Escrow"), insofar (and solely insofar) as it relates to claims that EyeSys' products infringe any patents ("Patent Claims"), shall be eighteen
(18) months, unless EyeSys provides evidence satisfactory to Premier, that EyeSys publicly demonstrated its "Pupil Finder" product in March 1991, or earlier. If EyeSys provides such evidence, the escrow period for all claims shall remain at one year from the Closing. The term of the Escrow, insofar as it relates to claims other than Patent Claims, shall remain at twelve (12) months.

         (b) The amount of shares to be deducted from the Merger Securities on a pro rata basis and placed into the escrow, as described in Section 2.3(a) of the Merger Agreement (the "Escrow"), shall be equal to twenty percent (20%) of all securities otherwise issuable under the Merger Agreement (the "Base Escrow Amount"), plus additional Class A Common Stock (the "Additional Escrowed Shares") having an aggregate value (measured at the Closing Date) equal to $1 million. The Additional Escrowed Shares shall be available solely for the purpose of indemnifying Premier against loss, cost, expense, and damage (including reasonable attorneys' fees), if any, incurred by or threatened against Premier or EyeSys and arising out of or relating to actual or claimed infringement of patents. The Base Escrow Amount shall not be used to indemnify Premier for claims that are first made more than one year from the Closing, and at the end of such one year period the Base Escrow Amount, less any Escrow Shares distributed to Premier or reserved for future distribution to Premier in accordance with the Escrow Agreement, shall be released to the Escrow Shareholders in accordance with the terms of the Escrow Agreement.

    4.  Colloptics.  Premier hereby waives the condition to closing set forth
        ----------
in Section 6.23 of the Merger Agreement, relating to receipt of an estoppel certificate from General Electric Company and Colloptics Inc. The parties agree that following the closing of the Merger EyeSys and/or Premier may take legal action against General Electric Company and/or Colloptics Inc. relating to the enforcement of the License Agreement among them and EyeSys dated September 23, 1994 (the "License Agreement"). Any expenses incurred in such legal action shall be reimbursed to Premier from the Escrow. If Premier is unable to successfully enforce the License Agreement, through legal action or otherwise, during the period ending one year from the Closing Date, Premier shall be entitled to liquidated damages (which shall be charged to the Escrow) in an amount equal to $275,000 (but in such event shall be entitled to no additional amounts for expenses incurred in seeking to enforce the License Agreement). Premier shall be solely entitled to determine whether it has been able to "successfully enforce" the License Agreement. THE PARTIES AGREE THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPOSSIBLE TO ESTABLISH THE EXACT AMOUNT OF PREMIER'S DAMAGES RESULTING FROM ITS INABILITY TO ENFORCE THE LICENSE AGREEMENT, AND THAT THE FOREGOING IS A REASONABLE ESTIMATE OF SUCH DAMAGES.

Initials: ____ for Premier  ____ for EyeSys  ____ for the Principal Shareholder

     The maximum aggregate amount that may be charged to the Escrow for the purpose of indemnifying or compensating Premier for loss of the License Agreement (or for any expenses incurred in seeking to enforce the License Agreement) shall be $275,000. If EyeSys and/or Premier successfully enforces the License Agreement and receives any license or similar fees from future licensing or disposition of rights under the License Agreement, such fees shall be applied first to the replenishment of the Escrow, if and only to the extent that any Escrow Shares have been released to Premier to indemnify it under this
Section 4.
---------

     5.  Waiver of Conditions.  Premier hereby waives the conditions set forth
         --------------------
in Sections 6.21, 6.23 and 6.26 of the Merger Agreement. Premier further agrees to waive its right to terminate the Merger Agreement under the circumstances set forth in Sections 8.2(a)(4) and (5) of the Merger Agreement.

     6.  Evaluation of Contingent Consideration.  For purposes of calculating
         --------------------------------------
the Merger Securities issuable with respect to the Contingent Consideration, if any, the parties shall use the Per Share Value in effect at the Closing Date.

     7.  Amendment of Definition of Series B Preference.  The definition of
         ----------------------------------------------
"Series B Preference," as set forth in the Merger Agreement, is hereby amended to read in full as follows:

     "Series B Preference" with respect to all of the outstanding shares of Series B Preferred Stock, in the aggregate, shall mean that amount of the Shareholder Consideration equal to "A" in the following formula:

     A = (1-P)*(any Principal or Contingency Payments made to holders of
EyeSys Notes in excess of $3,359,993, plus the Shareholder Consideration), where

     P equals (9.732853 * 10/-8/ * (any Principal or Contingency Payments made to holders of EyeSys Notes in excess of $3,359,993, plus the Shareholder Consideration)) minus 0.31470577; provided, however, in no event shall P be less than .2726550 or more than .4016254.

     8.   Full Force and Effect.  Except as expressly amended by this First
          ---------------------
Amendment, the Merger Agreement is hereby ratified, confirmed and approved, and shall continue in full force and effect.

     9.   Execution in Counterparts.  This First Amendment may be executed in
          -------------------------
several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this First Amendment to Agreement and Plan of Merger as of the date first above written.


                                    PREMIER LASER SYSTEMS, INC.


                                    By:    /s/ Colette Cozean
                                           -------------------------------------
                                    Name:  Colette Cozean
                                           -------------------------------------
                                    Title: CEO
                                           -------------------------------------


                                    PREMIER ACQUISITION OF DELAWARE, INC.


                                    By:    /s/ Colette Cozean
                                           -------------------------------------
                                    Name:  Colette Cozean
                                           -------------------------------------
                                    Title: CEO
                                           -------------------------------------


                                    EYESYS TECHNOLOGIES, INC.


                                    By:    /s/ Henry H. Kuehn
                                           -------------------------------------
                                    Name:  Henry H. Kuehn
                                           -------------------------------------
                                    Title: President & CEO
                                           -------------------------------------


                                    FRONTENAC COMPANY


                                    By:    /s/ James E. Crawford
                                           -------------------------------------
                                    Name:  James E. Crawford
                                           -------------------------------------
                                    Title: General Partner
                                           -------------------------------------

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